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BOWMAR AND ELECTRONIC DESIGNS MERGER RECEIVES SHAREHOLDER APPROVAL

October 26, 1998 8:53 AM EST

PHOENIX/WESTBOROUGH, Mass.--(BUSINESS WIRE)--Oct. 26, 1998--Bowmar Instrument Corporation (Bowmar) (Amex: BOM) and Electronic Designs, Inc. (EDI) (Nasdaq:
EDIX) announced today that their respective shareholders have approved the two companies' merger which was first announced on May 3, 1998. The merger is scheduled to become effective on Monday, October 26, 1998.

The resulting company, White Electronic Designs Corporation, will be a leading provider of state-of-the-art semiconductor memory products to the telecommunications and data communications markets and one of the largest providers of memory products to the US military. The combined company will have pro forma revenues approaching $60 million.

"Our relationship with Electronic Designs has continued to develop very positively since the announcement of our merger agreement," commented Hamid Shokrgozar, President and Chief Executive Officer of Bowmar. "We are extremely encouraged by the opportunities we see for our two companies to work together," added Shokrgozar.

Donald F. McGuinness, Chairman and Chief Executive officer of Electronic Designs, Inc., stated, "Hamid and I are very pleased with the manner in which the transaction has progressed and with the shareholders' approval of the merger. During the last several months, we have finalized the executive management team and worked together to develop a combined operating strategy and transition plan. We will continue to move forward with our plan to rapidly integrate the merged company upon closing."

Under the terms of the agreement, shareholders of EDI will receive a fixed exchange of 1.275 shares of Bowmar common stock for each share of EDI common stock. The common stock of Electronic Designs, Inc. will be suspended from trading on the Nasdaq at market close on Monday, October 26, 1998. White Electronic Designs Corporation will begin trading on the American Stock Exchange on Tuesday, October 27, 1998 under the symbol "WHT" for the common stock and "WHT.Pr" for the preferred stock.

This press release contains-forward looking statements within meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Actual results may differ materially from those stated depending upon a number of factors, including but not limited to the Company's ability to develop new products, product supply and demand, order patterns and cancellations, pricing pressure and stability, trends in outsourcing, competition from suppliers with greater resources and uncertainties related to the consummation of the proposed merger.

Bowmar, which is headquartered in Phoenix, Arizona, designs, manufactures and sell state-of-the-art microelectronic, semiconductor memory, and electromechanical products for a variety of commercial, industrial, and military markets, particularly for telecommunications, data communications equipment and aerospace. The Company's manufacturing facilities are located in Fort Wayne, Indiana and Phoenix, Arizona.


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EDI, which is headquartered in Westborough, Massachusetts, designs, manufactures and markets semiconductor memory and flat panel display products for the global commercial, industrial and military markets, particularly for telecommunications, data communications and avionics. The Company's manufacturing facility is located in Westborough, Massachusetts.

To learn more about Bowmar's business, visit its website at www.bowmar instrument.com

Information about EDI is accessible through its website at www.electronic-designs.com.